Exhibit 99

The New Phosphate Cycle

Market Mosaic is a quarterly newsletter published for our customers, suppliers and stakeholders each February, May, August and November by the Market Analysis group of The Mosaic Company. The February and August issues recap our assessment of the near term outlook for agricultural and crop nutrient markets. The May and November issues provide an in-depth look at topics of special interest to our readers.

Michael R. Rahm

Vice President

mike.rahm@mosaicco.com

Joseph Fung

Market Analyst

joseph.fung@mosaicco.com

Mathew Philippi

Market Analysis Assistant

matt.philippi@mosaicco.com

Rodney Dangerfield, the late comedian and actor, built a highly successful career on a claim that “I don’t get no respect.” His self-deprecating humor won him a large and loyal fan base. Who can forget some of his twitching, buggy-eyed slapstick such as “When I was born I was so ugly the doctor slapped my parents!” or “I grew up in a tough neighborhood . . . teachers would get notes from parents saying please excuse Johnny — for the next five to ten years!”

Until recently, phosphate in many respects was the Rodney Dangerfield of crop nutrients. Market analysts, industry consultants and even some producers maligned phosphate for a long litany of reasons. Some perceived a chronic supply/demand imbalance and feared the development of projects in China and Saudi Arabia. Others fretted about tough environmental regulation, especially in the United States, and government ownership of resources in other regions. Phosphate no doubt was an ugly business during the first half of this decade. Earnings were weak and the market slapped phosphate companies with low-multiple valuations. A number of companies disappeared. It was a tough neighborhood.

Recent developments, however, have transformed phosphate mining and processing operations into respectable businesses and are slowly changing perceptions about this key nutrient. This issue of Market Mosaic describes these developments and assesses the medium term outlook for the phosphate market. Our first conclusion is that recent developments by no means have repealed the laws of supply and demand. The phosphate market will remain global, competitive, commodity-based and cyclical. Our second conclusion, however, is that recent developments have shifted up the phosphate price cycle and that will result in higher cyclical lows and higher cyclical highs than in the past. Our third conclusion, based on both external and internal analysis, is that the medium term outlook for phosphate looks very positive and potentially the strongest of the three major nutrients.

If these conclusions are correct, then recent developments have profound implications for the profitability of integrated phosphate producers with developed resources and depreciated assets – and for the respectability of phosphate.

Structural Adjustments

A number of factors have combined to transform phosphate operations into respectable businesses. The first was the structural adjustments that took place in the global phosphate market during the first half of this decade. China built a large phosphate industry during this period and transitioned from a consistent importer of more than five million tonnes of DAP per year to a large exporter of phosphate fertilizer today. According to Fertecon estimates, Chinese phosphoric acid production increased from 1.8 million tonnes P2O5 in 2000 to 8.1 million tonnes in 2006. Combined processed phosphate (DAP, MAP and TSP) production increased from 3.6 million tonnes to 13.8 million tonnes during the same period.

China’s transition from the largest importer to the second largest exporter of processed phosphate forced gut-wrenching adjustments in the U.S. phosphate industry which had supplied more than 95 percent of Chinese DAP imports. U.S. producers closed or indefinitely idled seven world scale plants with a combined capacity of almost three million tonnes P2O5 or the equivalent of about 6.5 million tonnes of DAP from 1999 to 2006. The low margins required to force these adjustments were the main reason for the poor performance of phosphate producers during the first half of this decade.

U.S. Phosphate Plant Closures

Unit: 1000 MT Phosphoric Acid (P2O5)

	Facility	Year	Capacity
IMC	Nichols	1999	240
Mulberry Phosphates	Piney Point	2001	300
	Mulberry	2001	300
IMC	Faustina	2003	520
U.S. Agri-Chemicals	Ft Meade	2005	515
Mosaic	Green Bay	2006	590
	South Pierce	2006	525

Total Actual			2,990
DAP Equivalent			6,500

Accelerating Demand Growth

Phosphate demand growth is in the driver’s seat right now and is pushing on the accelerator. Both near term and medium term phosphate demand prospects look very positive. For example, processed phosphate import demand outside of China is projected to increase almost 12 percent or 2.2 million tonnes in 2007 and then grow another four percent or 850,000 tonnes in 2008. Latin America, led by a strong rebound in Brazil, will account for about two-thirds of the projected growth this year.

Import demand in the large Asian and Latin American markets is forecast to grow moderately from current high levels in 2008. However, significant increases are expected next year from regions not typically thought of as growth markets. In particular, the recent decision by the European Union to eliminate the 10 percent set aside for 2008 crops is expected to boost planted area 1.6 to 2.9 million hectares. The increase in planted area coupled with the positive impact of higher wheat and oilseed prices on application rates likely will increase processed phosphate import demand by almost 300,000 tonnes next year in this region. Australian imports also are projected to rebound from the drought-impacted levels of the last two years (assuming it rains). Record high wheat prices are projected to stimulate phosphate demand in Russia and Ukraine in 2008. Put another way, if $8.00 per bushel wheat does not produce a recovery in nutrient demand in these rich agricultural regions, then it is unlikely anything will.

The prospect of significant demand growth in the European theater implies that more North African and former Soviet Union production likely will stay or move into these higher netback markets rather than the more distant markets in Latin America and South Asia.

Medium term demand prospects are equally promising. World phosphate demand increased 1.8 percent per year or about 6.0 million tonnes P2O5 from 31.0 million tonnes in 1995 to 37.0 million tonnes in 2005, according to statistics from the International Fertilizer Industry Association (IFA). Higher crop prices caused a sharp up-tick in 2006 and most analysts project that global demand will continue to grow at a faster pace due to the robust agricultural outlook. For example, IFA projects that global phosphate use will increase 3.1 percent per year or almost 7.7 million tonnes P2O5 from 37.0 million tonnes in 2005 to 44.6 million tonnes in 2011. Fertecon forecasts that global use will increase 3.4 percent per year or 8.2 million tonnes P2O5 during the same period.

Our internal forecasts, based on two different forecasting methods, are even more optimistic. The first method builds demand forecasts from assessments about planted area and application rates by crop for 13 countries that account for just more than 70 percent of global nutrient use. Our in-country distribution teams complete these surveys based on their knowledge and experience as well as information from other local resources. The survey includes twelve crops or crop categories ranging from the main cereals and oilseeds to sometimes overlooked but important crops such as coffee, fruits and vegetables, and sugar cane. Nutrient demand forecasts for other countries are based on trends. Our most recent survey produced higher nutrient demand forecasts as a result of more optimistic views about agricultural prospects in most of these countries. In particular, the survey indicated that global phosphate use is expected to increase 3.6 percent per year or 8.8 million tonnes P2O5 between 2005 and 2011.

The second method utilizes simple statistical models that tie nutrient demand forecasts to key agricultural fundamentals. We first forecast global grain and oilseed demand for food use based on projected increases in population and per capital GDP. We add to this forecast estimates of use for biofuels production in major ethanol and biodiesel producing countries. We then calculate the average yield required to produce a crop equal to projected demand, assuming harvested area grows modestly during the forecast period. Finally, we estimate the application rate needed to achieve the required yield based on a model that quantifies the relationship between application rates and yields. This approach produced the largest demand forecasts. In particular, global phosphate use was forecast to increase 4.0 percent per year or 9.8 million tonnes P2O5 from 2005 to 2011.

“most analysts project that

global demand will continue to grow

at a faster pace due to the robust agricultural outlook.”

Fundamental Strength

Phosphate fundamentals have tightened this year due to the combination of these structural adjustments and a large up-tick in global demand. For example, the price of DAP fob Tampa vessel surged from $255 per tonne at the beginning of this year to $435 per tonne at the end of March – a 70 percent or $180 per tonne increase in a few weeks. DAP traded within a narrow range of that mark from April through mid-October. The Tampa price of DAP had stepped up to the mid-$460 per tonne range when this issue went to press at the end of October.

Phosphate demand has picked up in response to sharp increases in agricultural commodity prices during the last 12 months. Grain and oilseed markets are calling for larger harvests each year to meet the accelerating demands for food, feed, fiber and fuel. For example, wheat prices have climbed to record highs due to a projected drop in global stocks to the lowest level since 1975/76 and the lowest percentage of use in modern history. Soybean prices have flirted with the record highs of 2004 and oilseed markets will closely watch planting and crop progress in the Southern Hemisphere during the next several weeks. Farmers could have sold their 2008, 2009 and 2010 corn crops at $4.23 per bushel based on Chicago Board of Trade closing prices on October 29. Rice prices hit a 10-year high in October. Palm oil prices traded at an all-time high during the last week in October and have traded within an extraordinarily high range throughout the entire year.

Farmers responded to these higher prices by planting more area and intensifying cropping practices in order to increase yields this year. And they succeeded. Farmers just harvested the largest global crop ever produced, but this year’s record harvest still will fall short of projected use by about 28 million tonnes. That is a testament to the strength of global grain and oilseed demand.

Unlike the past when price spikes typically were the result of a supply shock, this bullish run is coming from strong demand pull pressures. Futures markets are signaling that this is not a one-year price blip but rather a multi-year run.

A Tight

Supply/Demand Balance

This array of external and internal forecasts suggests that global phosphate use could increase by almost eight million to as much as ten million tonnes P2O5 between 2005 and 2011. Regardless of what forecast you subscribe to, projected demand growth outstrips even the most optimistic expected additions to capacity by a significant margin during this period. The implication is that higher operating rates at existing facilities will be required to fill in this gap.

Consider a few supply/demand scenarios. The most recent IFA forecasts show that the cumulative growth in demand exceeds the cumulative increases in phosphoric acid capacity by about 1.4 million tonnes P2O5 between 2005 and 2011. This gap widens to more than 2.5 million tonnes in 2009 and 2010 before a slug of new projects are projected to come on stream at the end of the forecast period.

The most recent Fertecon forecasts also indicate that the cumulative growth in demand exceeds the cumulative increases in phosphoric acid capacity by about 1.2 million tonnes P2O5 for the same period. However, these forecasts show a much wider gap of about 3.7 million tonnes P2O5 in 2008 and 2009 before projects in Brazil, China, Egypt, Jordan, Saudi Arabia and Tunisia come on line toward the end of the forecast period.

Forecasts from our demand survey coupled with Fertecon’s assessment of capacity increases show that cumulative growth in demand exceeds the cumulative increases in phosphoric acid capacity by about 1.8 million tonnes P2O5 between 2005 and 2011. The gap widens to 4.2 million tonnes P2 O5 in 2008 and 2009 before the batch of new projects come on line toward the end of the forecast period.

This analysis likely underestimates the potential gap for two reasons. First, it assumes all of the new capacity comes on stream as scheduled and operates at capacity. The history of the phosphate industry indicates that this seldom happens, especially with large greenfield projects.

Second, this analysis uses phosphoric acid as the measure of supply. Some producers are adding phosphoric acid capacity to further process rock that they currently are selling to other non-integrated fabricators. These projects add little or no net new phosphate capacity. For example, OCP is expected to commission two joint venture acid plants in Morocco during the next year. Both are 375,000 tonne per year plants. The two plants when running at capacity will require a total of about 2.7 million tonnes of rock per year. OCP may be able to increase rock output at existing mines to cover much of this new requirement, but the commissioning of these two plants likely will result in fewer rock exports and a corresponding drop in phosphate production by non-integrated producers who currently buy rock from OCP. Similarly, the large projected increases in phosphoric acid and DAP/MAP capacity in China likely will result in less rock available for smaller non-integrated producers of fused magnesium phosphate, SSP and NPKs and, therefore, a smaller net increase in phosphate supply.

It’s Still the Rock

The first issue of Market Mosaic, published in February 2005, was titled “It’s the Rock” and concluded that demand likely would outpace the supply of phosphate dug from the world’s rock mines during the next five years. It emphasized that phosphate supply is increasingly determined not by processing capacities but rather by the quantity and quality of rock that can be mined from the earth each year. It also noted that some producers were building phosphoric acid or granulation plants without corresponding increases in rock capacity and that other producers would need to invest significant capital just to maintain rock output let alone meet projected increases in demand (which were less optimistic than current forecasts).

It is increasingly evident in terms of recent price increases that rock is becoming the pinch point in the phosphate supply chain. As a result, the rock supply/demand balance is the best barometer of the phosphate market and our current analysis shows an even tighter outlook today than in 2005.

The chart highlights the supply issue. Phosphate rock production outside of China has remained relatively flat since 1995, according to IFA statistics. In fact, with the exception of 2001, rock production has varied from about 111 million tonnes to 119 million tonnes. Output in 2006 was nearly identical to production in 1995 and each of the top five rock producing countries produced less rock in 2006 than in 2005. U.S. rock production has declined from roughly 45 million tonnes to 30 million tonnes per year while annual output from other countries increased from about 67 million tonnes to 81 million tonnes during the same period.

China has significantly increased rock production during this period, but it is hard to find consistent and reliable statistics for the largest rock producer in the world. Nevertheless, China has boosted rock production enough to displace phosphate imports, meet domestic demand growth and export increasing quantities of phosphate in products ranging from rock to DAP.

A Shift Up in the Price Cycle

Our conclusion is that recent developments have combined to shift up the phosphate price cycle. The diagram illustrates this concept. As noted earlier, these developments have not repealed the laws of economics – supply and demand determine the market clearing price. That price, in theory, is equal to the marginal cost of the last tonne required to meet demand. The market clearing price will cycle up and down depending on changes in supply and demand. When supply outpaces demand, price will fall as low as a floor set by the variable cost of the most efficient producers in order to force a reduction in output from the highest cost players in the industry. When demand outpaces supply, price will increase as high as a ceiling required to incent producers to re-start idled plants or build new capacity.

Recent developments provide compelling evidence that the phosphate price cycle has shifted up to a much higher range today. The floor has shifted up due to sharply higher raw materials and operating costs. Because both mining and processing operations are energy intensive, the run-up in energy prices has pushed up the cost curve of the global phosphate industry. For example, consider phosphate rock mining operations in Florida. Electricity powers both the giant draglines that scoop rock out of the earth as well as the high horsepower pumps that slurry the ore from the mine cut to the beneficiation plant miles away. Even the prices of flotation reagents used in the beneficiation process are impacted directly or indirectly by high petroleum prices.

More importantly, players at the high end of the industry cost curve typically are non-integrated producers who purchase either the phosphate raw material (rock) or the intermediate product (phosphoric acid) and then fabricate the final product (DAP). Rock and acid prices increased sharply in 2007, but these increases did not match the run-up in final product prices this year. As a result, raw material and intermediate product suppliers have or are expected to table large price increases for 2008 contracts. Almost one-third of final phosphate products are fabricated so these supplies are needed to meet global demand. For example, trade as a percentage of world production totaled 18 percent for rock and 14 percent for phosphoric acid in 2006, according to IFA statistics.

		October 2002		October 2007
$ Tonne	MT Per MT DAP	Unit Cost	Cost MT DAP	Unit Cost	Cost MT DAP
Rock	1.68	$65	$109	$150	$252
Sulphur	0.40	$130	$52	$251	$100
Ammonia	0.23	$147	$34	$263	$60

Total			$195		$412

Increases in raw materials and intermediate product costs, higher energy and other processing costs, and the prospect of continued strong phosphate demand growth mean that the marginal cost of the last tonne required to meet demand likely will come from a non-integrated producer whose fabrication costs are much higher today than a few years ago. The table shows estimates of just the delivered raw materials costs for a non-integrated DAP producer in India today versus five years ago based on published spot prices for sulphur and ammonia and our estimates of spot rock costs.

The ceiling of the phosphate price cycle also has shifted up due to both increases in operating costs and the sharp escalation in capital costs, especially for greenfield projects. Higher prices clearly are required to justify investments in new capacity. For example, the last world-scale and fully-integrated greenfield project was commissioned in Australia in 1999. The capital cost of that project was roughly $1,000 per tonne of annual P2O5 capacity. The most recent published estimate of the capital cost of an even larger project under development in Saudi Arabia has escalated to about $4,000 per tonne of annual P2O5 capacity.

This phenomenon is not unique to phosphate. Charts of the CRB index (an index of 22 commodity prices calculated by the Commodity Research Bureau) and key energy and metals prices show a significant shift up in these commodity prices. Some analysts have dubbed these “super cycles.”

The world is developing. That means a growing and more affluent population who eat more protein rich diets, who drive more automobiles and who demand more comforts of life. Demands on the world’s energy and mineral resources are accelerating. Competition for capital and escalating construction costs have limited capacity additions in many industries. As a result, price cycles are shifting up for many commodities – including the downright respectable phosphate mineral.

Swing Factors

What role China plans to play in the global phosphate market is the key swing factor in both the near and medium term. For example, we estimate that China will export more than four million tonnes of DAP, MAP and TSP in 2007 and will rank as the second largest exporter of processed phosphate this year. The outlook of next year hinges on how much phosphate China intends to export in 2008. We estimate that exports will drop slightly in 2008 due good domestic demand prospects, production challenges from raw materials availability and costs, and the large de-stocking of their phosphate pipeline this year. If that is the case, then the 2008 outlook remains squeaky tight.

China played a critical part in filling the gap between demand and supply this year, but its long term role is not clear at this point. Entrepreneurial producers in the Southwest have strong incentives to export phosphate, but planners in Beijing who are battling a serious food inflation problem no doubt would prefer to keep more tonnage at home in order to insure ample supplies of low cost phosphate fertilizer for local farmers. Furthermore, planners likely do not view the use of scarce energy and other resources to develop a large phosphate export industry as in China’s best interest over the long term.

The development of new projects in other parts of the world is another swing factor. Given the scale and complexity of some greenfield projects, published timelines look very aggressive to us. Furthermore, the technical challenge of processing newly developed ores with high metals content likely means a long time between start-up and commercial production at design capacity.

The sustainability of biofuels development is another swing factor. Biofuels are coming under greater scrutiny and criticism today. For example, the United Nations Special Rapporteur on the Right to Food recently called for an international ban on the production of biofuels for the next five years to help combat the sharp increases in agricultural commodity prices. And the scientific community remains absolutely fixated on trying to figure out the precise but largely irrelevant energy balance of biofuels production.

One thing is certain; margins have eroded during the past year due to a combination of lower biofuels prices and higher feedstock costs. U.S. corn-based ethanol margins in particular have declined sharply as a result of what some analysts have termed a “Blending Wall” or the lack of distribution infrastructure needed to move ethanol from Midwest plants to large blending markets on the coasts. As a result, “trapped” ethanol has depressed prices in local Midwest markets. In fact, ethanol prices are trading at a discount to wholesale gasoline prices when, in theory, they should trade at a premium of up to 51 cents per gallon or the amount of the tax credit given to blenders.

There are extraordinarily large blending margins in the value chain today. That means players will invest in infrastructure to knock down the “Blending Wall” and boost the percentage of E-10 blends making up the U.S. gasoline supply. Alternatively, fat blending margins may accelerate the development of an E-85 distribution system within the “Blending Wall” or in the motor fuel market bordered by Minneapolis on the north, Chicago on the east, St. Louis on the south and Omaha on the west.

U.S. farmers this year demonstrated that they can grow a large corn crop in response to moderate corn prices. Our assessment remains that the engine of production agriculture has plenty of RPMs left to support a 15 billion gallon corn-based U.S. ethanol industry. The price of oil is the key factor that will determine the economic and political viability of biofuels. Given an oil price of more than $90 per barrel and a local cash price of corn in the $3.25 per bushel range, the economics of biofuels should compute and likely will compute once the market either tears down the “Blending Wall” or develops a large regional E-85 market within the wall.

The Mosaic Company Atria Corporate Center, Suite E490 3033 Campus Drive Plymouth, MN 55441 (800) 918-8270 toll free (763) 577-2700

Certain statements contained herein constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Although we believe the assumptions made in connection with the forward-looking statements are reasonable, they do involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of The Mosaic Company, or industry results generally, to be materially different from those contemplated or projected, forecasted, estimated or budgeted (whether express or implied) by such statements.

These risks and uncertainties include but are not limited to the predictability of fertilizer, raw material and energy markets subject to competitive market pressures; changes in foreign currency and exchange rates; international trade risks including, but not limited to, changes in policy by foreign governments; changes in environmental and other governmental regulation; adverse weather conditions affecting operations in central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall; actual costs of closure of the South Pierce, Green Bay and Fort Green facilities differing from management’s current estimates; accidents involving our operations, including brine inflows at our Esterhazy, Saskatchewan potash mine as well as potential mine fires, floods, explosions or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

Copyright © 2007. The Mosaic Company. All rights reserved.